Exhibit 99.1

LHC Group Enters into Two Joint Ventures

Joint Ventures located in Morgantown, West Virginia, and Fayette, Alabama

LAFAYETTE, La.--(BUSINESS WIRE)--November 3, 2008--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it entered into two separate joint ventures in the certificate of need (CON) states of West Virginia and Alabama, effective November 1, 2008.

LHC Group entered into a joint venture relationship with the two major hospitals in Morgantown, West Virginia, to provide home health services in Morgantown and surrounding areas. The two hospitals are Ruby Memorial Hospital, a 522-bed hospital and part of the West Virginia University Hospital system, and Monongalia General Hospital, a 199-bed hospital. With these two acquisitions, LHC Group now operates 13 home nursing agencies covering 38 counties and 72% of the total population in West Virginia.

Darryl Duncan, Chief Operating Officer of Monongalia General Hospital, said, “Our home care partnership with Ruby Memorial dates back 12 years, but home health is not one of our core competencies. We have chosen to partner with LHC Group, one of the premier providers of home health care in the country. With LHC Group’s demonstrated experience in partnering with community hospitals, we look forward to growing our home care services throughout northern West Virginia.”

“We are very pleased that West Virginia HomeCare will continue to serve our community and the patients of our hospitals requiring home care upon discharge,” Steve Tancin, vice president of West Virginia University Hospitals, said. “They have an excellent reputation for providing quality home health services.”

The Company also entered into a joint venture relationship with Fayette Medical Center, a 61-bed hospital located in Fayette, Alabama, to provide home health services in Fayette and surrounding areas. With this acquisition, LHC Group now operates 12 home nursing agencies covering 45 counties and 76% of the total population in Alabama.

“We are excited about this new partnership with LHC Group,” said Barry Cochran of Fayette Medical Center. “LHC is an acknowledged leader in home care services, and our patients will benefit from the expertise they bring to our daily operations. There will be no interruption in service to our patients served by our agency. This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home health services.”

The combined primary service area of these agencies has an estimated total population of 500,000, with almost 14% over the age of 65. Total combined net revenue for these agencies for the most recent 12 months was approximately $2.4 million. These joint ventures are not expected to add materially to LHC Group’s earnings in 2008.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “We are proud to be partnering with providers with such an outstanding reputation and tradition of excellence as Ruby Memorial Hospital, Monongalia General Hospital, the West Virginia University Hospital system and Fayette Medical Center. We look forward to working with the hospitals to further expand services and to demonstrate LHC Group’s commitment to helping people in its communities by providing the highest quality home nursing services available.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott
Vice President of Investor Relations
337-233-1307
eric.elliott@lhcgroup.com